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Exhibit 10.33

 ASSET PURCHASE AGREEMENT

BETWEEN

DOWN ACQUISITION CORPORATION

AND

NETZEE, INC.

TABLE OF CONTENTS

1.	Introduction		1
2.	Effective Date		1
3.	Definitions		1
4.	Purchase and Sale		6
	4.1	Purchase and Sale of Purchased Assets.	6
	4.2	Assumption of Liabilities.	7
	4.3	Consideration for Purchased Assets.	8
5.	Closing		8
	5.1	Time and Place	8
	5.2	Closing Deliveries of Netzee	9
	5.3	Closing Deliveries of Certegy	9
6.	Representations and Warranties of Netzee		9
	6.1	Organization.	9
	6.2	Authority	9
	6.3	Required Consents	9
	6.4	Equipment and Tangible Property	10
	6.5	Intellectual Property and Proprietary Rights.	10
	6.6	Material Business Contracts.	11
	6.7	Business Licenses	12
	6.8	Business Employees.	12
	6.9	Employee Benefit Plans	12
	6.10	Financial Information	12
	6.11	Real Property.	13
	6.12	Litigation; Governmental Orders	13
	6.13	Compliance with Laws	13
	6.14	Environmental Matters	13
	6.15	Insurance	13
	6.16	Transactions with Affiliates	14
	6.17	Taxes.	14
	6.18	Absence of Changes or Events	14
	6.19	Sufficiency of Assets	15
	6.20	Brokers	15
	6.21	Accounts Receivable	15
	6.22	Prepaid Subscriptions	15
	6.23	Absence of Undisclosed Liabilities	15
	6.24	Books and Records	15
	6.25	Bank Accounts; Lock Boxes	15
	6.26	Projections	16
	6.27	Disclosure	16
	6.28	Business Performance	16
7.	Representations and Warranties of Certegy		16
	7.1	Organization	16
	7.2	Authority	16
	7.3	Brokers	16
8.	Covenants and Agreements		17

i

	8.1	Conduct of Business.	17
	8.2	Access and Information	18
	8.3	Confidentiality.	18
	8.4	Further Actions	18
	8.5	Publicity	19
	8.6	Transaction Costs	19
	8.7	Employees and Employee Benefit Matters.	19
	8.8	Retention of and Access to Records.	19
	8.9	Insurance	20
	8.10	Exclusivity	20
	8.11	Covenant Not to Compete.	20
	8.12	Equitable Remedies	20
	8.13	Intellectual Property	20
	8.14	Endorsement of Checks	21
	8.15	Meeting of Stockholders	21
	8.16	Filings; Other Actions	21
	8.17	Use of Proceeds	22
9.	Conditions to Closing		22
	9.1	Conditions to Obligations of Certegy	22
	9.2	Conditions to Obligations of Netzee	23
10.	Indemnification		24
	10.1	Survival	24
	10.2	Indemnification by Certegy	24
	10.3	Indemnification by Netzee	24
	10.4	Claims.	24
	10.5	Limitations.	25
	10.6	Treatment of Indemnity Benefits	25
11.	Termination		25
	11.1	Termination	25
	11.2	Procedure and Effect of Termination.	25
12.	Miscellaneous		26
	12.1	Assignment	26
	12.2	Governing Law	26
	12.3	Waiver	26
	12.4	Force Majeure	26
	12.5	Headings; Construction	26
	12.6	Entire Agreement	27
	12.7	Neutral Construction	27
	12.8	Severability	27
	12.9	Notices	27
	12.10	Time is of the Essence	28
	12.11	No Third Party Beneficiary	28
	12.12	Counterparts	28
	12.13	Amendment	28
	12.14	No Successor Liability	28
	12.15	Specific Performance	28

ii

List of Schedules and Exhibits

Schedule	Description
4.1(a)(i)	Leased Real Property
4.1(a)(vi)	Purchased Assets, Including All Intellectual Property, Client Contracts and Material Business Contracts
4.1(b)(x)	Certain Retained Assets
4.3(b)	Accounts Receivable Certificate
6.1	List of Affiliates and Jurisdictions
6.3	Required Consents
6.4	Equipment and Tangible Personal Property
6.5	Intellectual Property Infringement, Licensing and Ownership Issues
6.6(a)	Contract Listing
6.6(b)	Material Business Contracts—Exceptions to Enforceability
6.7	Business Licenses
6.8(a)	Business Employees
6.10	Financial Information
6.12	Litigation; Governmental Orders
6.13	Compliance with Laws
6.14	Environmental Matters
6.15	Business Insurance Policies
6.16	Transactions with Affiliates
6.17(a)	Taxes
6.18	Certain Changes or Events
6.19	Affiliate Ownership of Assets
6.21	Accounts Receivable
6.22	Prepaid Subscriptions
6.23	Liabilities
6.25	Accounts and Lock Boxes
6.26	Projections
8.7	Identified Employees
8.15(b)	Plan of Liquidation and Dissolution
Exhibit	Description
Exhibit A	Wire Instructions for Netzee
Exhibit B	Indemnity Escrow Agreement

iii

ASSET PURCHASE AGREEMENT

        By this Asset Purchase Agreement, Down Acquisition Corporation ("Certegy") and Netzee, Inc. ("Netzee"), agree as follows:

        1.    Introduction. Netzee desires to sell certain assets that it uses in connection with its Business, including the Material Business Contracts and the Software. Certegy desires to purchase, and Netzee desires to sell, certain of the assets owned, used or held for use by Netzee in connection with the Business and in connection therewith, Certegy has agreed to assume certain specifically identified liabilities of Netzee relating to the Business, all upon the terms and subject to the conditions set forth in this Agreement.

        2.    Effective Date. This Agreement is made and entered on and is effective as of December 5, 2002 ("Effective Date").

        3.    Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Accounts Receivable" shall mean all of Netzee's rights in, to and under all purchase orders or receipts for goods or services as maintained in the books and records of Netzee in the ordinary course of business.

          "Accounts Receivable Certificate" has the meaning set forth in Subsection 4.3(b).

          "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

          "Affiliate" means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with, such Person; (ii) any other Person that beneficially owns ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of such Person or any of its Affiliates; or (iii) any director, partner, executive officer or manager of such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          "Agreement" means this Asset Purchase Agreement and all of its schedules and exhibits, as well as the Operative Agreements.

          "Alternative Transaction" has the meaning set forth in Subsection 8.1(b).

          "Assigned IP" has the meaning set forth in Subsection 4.1(a)(vi).

          "Assumed Liabilities" has the meaning set forth in Subsection 4.2(a).

          "Balance Sheet" has the meaning set forth in Subsection 6.10.

          "Benefit Plan" means any Plan that is sponsored, maintained or contributed to or required to be contributed to by Netzee or to which Netzee is a party, or with respect to which Netzee has any other similar or comparable obligation or liability (fixed, contingent or otherwise), whether written or oral, for the benefit of any Business Employee.

          "Bill of Sale and Assignment Agreement" has the meaning set forth in Subsection 9.1(viii).

          "Business" means Netzee's full-service Internet banking, online bill payment, cash management and other business lines, including the Material Business Contracts and the Software.

          "Business Day" means any day other than Saturday, Sunday or any day on which any U.S. national banking association is required or authorized to be closed.

          "Business Employees" has the meaning set forth in Subsection 6.8(b).

          "Business Insurance Policies" has the meaning set forth in Subsection 6.15.

          "Business Licenses" has the meaning set forth in Subsection 4.1(a)(iii).

          "Cash Payment" has the meaning set forth in Subsection 4.3(a).

          "Certegy" has the meaning set forth in the preamble to this Agreement.

          "Certegy Indemnified Party" has the meaning set forth in Subsection 10.3.

          "Claim" has the meaning set forth in Subsection 10.4.

          "Client Contracts" means Netzee's agreements to provide Business' services to the customers identified in Schedule 4.1(a)(vi).

          "Closing" has the meaning set forth in Subsection 5.1.

          "Closing Cash Payment" has the meaning set forth in Subsection 5.3.

          "Closing Date" has the meaning set forth in Subsection 5.1.

          "Closing Date Accounts Receivable" has the meaning set forth in Subsection 4.3(b).

          "Contract" means any contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

          "Effective Date" has the meaning set forth in Section 2.

          "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

          "Environmental Law" means any applicable law, order, regulation, decree, permit, license, ordinance or other federal, state, county, provincial, local or foreign governmental requirements in effect as of the date hereof and/or the Closing Date relating to pollution, the protection of human health and the environment, or the Spill of any Hazardous Substance into the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto and the rules and regulations promulgated thereunder.

          "Excluded Assets" has the meaning set forth in Subsection 4.1(b).

          "Excluded Liabilities" has the meaning set forth in Subsection 4.2(b).

          "Financial Information" has the meaning set forth in Subsection 6.10.

          "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

          "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign.

          "Governmental Order" means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

          "Hazardous Substance" means petroleum, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "hazardous air pollutants," "pollutants," or "contaminants" under any Environmental Law.

          "Identified Employees" has the meaning set forth in Subsection 8.7(a).

          "Indemnified Party" has the meaning set forth in Subsection 10.4.

          "Indemnifying Party" has the meaning set forth in Subsection 10.4.

          "Indemnity Escrow Amount" has the meaning set forth in Subsection 5.3.

          "Indemnity Escrow Agent" has the meaning set forth in Subsection 5.3.

          "Indemnity Escrow Agreement" has the meaning set forth in Subsection 5.3.

          "Independent Accounting Firm" means: (i) one of the nationally-recognized "big-four" public accounting firms mutually acceptable to Netzee and Certegy; or (ii) if Netzee and Certegy are unable to agree upon such a firm, then each party shall select one such firm and those two firms shall select a third such firm, in which event "Independent Accounting Firm" shall mean such third firm.

          "Intellectual Property" means any: (i) patents, patent applications, invention disclosures and any inventions and improvements described therein, whether patentable or unpatentable; (ii) Marks; (iii) copyrights and copyrightable works, and any registrations and applications for registration thereof; (iv) trade secrets, confidential business information, know-how, research and development information; (v) technical drawings, technical specifications, technical designs and technical data; (vi) software, software systems, databases and database systems, and documentation associated therewith; (vii) website applications and Internet web sites, including any domain names, URLs, hypertext markup language ("HTML") files, graphics, text files and documentation associated with such website applications and Internet websites; (viii) licenses granting Netzee any rights with respect to any of the foregoing; and (ix) where appropriate, copies and tangible embodiments of any of the foregoing in an appropriate form or medium.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, any successor statute, and the rules and regulations promulgated thereunder.

          "knowledge of Netzee" means the actual knowledge of either Donny R. Jackson, Jarett J. Janik, Kevin R. Lee, Mike Upton, Leslie Owen, Luke Balding, Jara Keskessa, Jim Averna, Tammy Martindale or Richard Campbell, or knowledge that either of them should have gained through the reasonable performance of their respective job functions.

          "Law" means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

          "Leased Real Property" has the meaning set forth in Subsection 4.1(a)(i).

          "Liability" means any indebtedness, obligation or other liability (whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise, or whether due or to become due), including, without limitation, any fine, penalty, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law.

          "License" means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Authority or private organization.

          "Losses" has the meaning set forth in Subsection 10.2.

          "Marks" means all imprints, titles, names, trade name, service marks, trade dress, logos, trade names and corporate names, the goodwill associated therewith, and any registrations and applications for registration thereof.

          "Material Adverse Change" means any change in or effect on the Purchased Assets or the Business that is, individually or in the aggregate, materially adverse to the business, assets, operation, prospects, condition (financial or otherwise) or results of operations of the Business or the Purchased Assets; provided, however, that a Material Adverse Change shall not include any change in or effect to the extent that it results indirectly or directly from (i) the loss of any customer, the cancellation or termination of any Material Business Contract with any customer of Netzee, or any potential or threatened customer loss or cancellation or termination of such Material Business Contract where such loss or threatened loss, cancellation or termination (a) has been disclosed on Schedule 6.6(b) or (b) was directly or indirectly caused by any communication by or on behalf of Certegy, or any of its Affiliates, to such customer or other party to such Material Business Contract; (ii) any changes in Law; or (iii) any change in generally applicable economic, business or financial market conditions.

          "Material Business Contracts" has the meaning set forth in Subsection 6.6(a).

          "Netzee Indemnified Party" has the meaning set forth in Subsection 10.2.

          "Netzee" has the meaning set forth in the preamble to this Agreement.

          "Netzee Marks" means all Marks of Netzee used in connection with the Business including those names and logos set forth on Schedule 4.1(a)(vi).

          "Nondisclosure Agreement" means the two (2) September 18, 2002 Confidentiality Agreements executed by Certegy and Netzee.

          "Operating Software" means the processing software used by Netzee to operate and manage the Business, but excludes personal computer based software licensed to consumers and businesses to perform electronic banking and/or electronic bill payment transactions, and as more fully described in Schedule 4.1(a)(vi).

          "Operative Agreements" means, collectively; (i) the Bill of Sale and Assignment Agreement; (ii) all transfer documents described in Subsection 9.1(v); (iii) the instruments effecting the assumption by Certegy of the Assumed Liabilities as described in Subsection 9.2(v); and (iv) a mutually acceptable voting agreement among Certegy, John H. Harland Company, InterCept, Inc. and the owner of all shares of Series B 8% Convertible Preferred Stock of Netzee concerning the approval of the transactions contemplated by this Agreement and the other Operative Agreements.

          "Permitted Encumbrances" means: (i) Encumbrances for mechanics' and materialmen's liens and workmen's, repairmen's, warehousemen's, landlord's, laborer's and carriers' liens arising in the ordinary course of business, the obligations of which are not overdue or otherwise delinquent; and (ii) Encumbrances for Taxes not yet due and payable or being contested in good faith (it being understood that all Tax Liabilities of Netzee are Excluded Liabilities).

          "Person" means any individual, general or limited partnership, firm, corporation, limited liability company or partnership, association, trust, unincorporated organization or other entity.

          "Plan" means any deferred compensation, bonus or other incentive compensation plan, program, agreement or arrangement; any severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); any profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); any employment, termination or severance agreement or arrangement; and any other employee benefit plan, fund, program, agreement or arrangement.

          "Purchase Price" has the meaning set forth in Subsection 4.3(a).

          "Purchased Assets" has the meaning set forth in Subsection 4.1(a).

          "Real Property Lease" has the meaning set forth in Subsection 4.1(a)(i).

          "SEC" has the meaning set forth in Subsection 8.16.

          "Software" means Netzee's proprietary software and website applications used to operate the Business as more fully described in Schedule 4.1(a)(vi).

          "Spill" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

          "Stub Statements" has the meaning set forth in Subsection 6.10.

          "Subsidiary" means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are: (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity; or (ii) generally entitled to share in the profits or capital of such legal entity.

          "Tax" means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to or additional amounts imposed by, any Governmental Authority with respect thereto.

          "Tax Return" means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

          "Termination Date" has the meaning set forth in Subsection 11.1.

          "Transferred Employees" has the meaning set forth in Subsection 8.7.

Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references in this Agreement to "Sections," "Subsections" and other subdivisions without reference to a document are to the specified Sections, Subsections and other subdivisions of this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to the subsection contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or Subsection; and (iv) the words "include," "includes" and "including" are to be read as being followed by the phrase "without limitation." All accounting terms used in this Agreement that are not expressly defined shall have the meanings given to them under GAAP. All references to dollars or "$" shall mean United States dollars.

        4.    Purchase and Sale.

          4.1  Purchase and Sale of Purchased Assets.

            (a)  Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing Certegy shall purchase from Netzee, and Netzee shall irrevocably sell, convey, transfer, assign and deliver to Certegy, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest of Netzee in and to all of Netzee's tangible and intangible rights, properties and assets of every kind, nature and description, wherever located, whether arising by contract, law or otherwise that relate to the Business except for the Excluded Assets (collectively, "Purchased Assets"), including without limitation the following assets of Netzee relating to the Business (except for the Excluded Assets): (i) all rights under the lease of real property ("Real Property Lease"), as more fully described in Schedule 4.1(a)(i), as to which Netzee is the lessee ("Leased Real Property"), together with any leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits and profits appurtenant or related to such lease; (ii) all tangible assets including machinery, equipment, furniture, office equipment, fixtures, computer equipment (including all hardware and software, but subject, in the case of software, to any restrictions by the vendor or licensor on the assignment thereof), facsimile machines, copying machines, communications equipment, vehicles and spare and replacement parts, as more fully described in Schedule 6.4; (iii) all Licenses issued to or possessed by Netzee or required for the operation of the Business or use of the Purchased Assets that are not, by Law or their terms, unassignable by Netzee to Certegy, and all rights thereunder (each, a "Business License" and, collectively, the "Business Licenses"); (iv) all of Netzee's rights in, to and under the Material Business Contracts; (v) all marketing, sales and promotional literature, market research studies, subscriber research, books, operating manuals, databases, customer and supplier lists and files, including customer lists, documents and records relating to past, present and prospective subscribers, such lists to be in both printed form and computer media; (vi) all Intellectual Property owned by Netzee and used in the Business (including the Software set forth in Schedule 4.1(a)(vi)), and all goodwill associated therewith, rights thereunder, remedies against infringements thereof, and rights under applicable Laws of all jurisdictions ("Assigned IP"), except that each of Netzee and its applicable Subsidiaries shall, for a period of one hundred eighty (180) days following the Closing Date, be permitted to continue to use the word "Netzee" (and its derivatives) in or as its legal corporate name to undertake any acts or activities in connection with the liquidation and dissolution of Netzee and its Subsidiaries; (vii) all accounts, accounts receivable and notes receivable of Netzee relating to the Business, (including any collateral or security held by Netzee for the payment thereof and accrued but unpaid interest thereon); (viii) all prepaid expenses and charges paid by Netzee prior to the Closing Date and pertaining to periods after the Closing Date; (ix) all of Netzee's rights, claims, credits, causes of action or rights of set-off against third parties, including claims pursuant to all warranties, awards, advances, bonds, deposits, retentions, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with the Purchased Assets but not, in any event claims under the Business Insurance Policies or any Contracts not included in the Purchased Assets; (x) all claims, rights and choses in action of Netzee against any Person, whether matured or unmatured, direct or indirect, known or unknown, absolute or contingent relating to the Purchased Assets and/or the Material Business Contracts; (xi) all accepted bids, work in process and outstanding proposals; (xii) all goodwill associated with Netzee, the Business or the Purchased Assets; (xiii) the Software, in both electronic and paper form, and all rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the applicable Laws of all jurisdictions; and (xiv) all reference materials used in connection with the Software.

            (b)  Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include the following assets of Netzee (collectively, the "Excluded Assets"): (i) all cash, restricted cash, cash equivalents and securities of Netzee; (ii) all bank and other depository accounts of Netzee (excluding any client trust accounts used in connection with the operation of Netzee's electronic bill payment business), and all books, records, stock books, share records, shareholder agreements, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, Tax Returns, corporate or organizational records, and minute books of Netzee and its Subsidiaries; (iii) refunds of Taxes and Tax loss carry forwards; (iv) all Business Insurance Policies or other insurance policies relating to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business, and any claims made under any such insurance policies (other than "occurrence" based claims which are subject to Subsection 8.9 hereof); (v) all rights in any assets associated with or allocated to the Benefit Plans; (vi) all rights of Netzee under this Agreement, the Purchase Price, or any agreement, certificate, instrument or other document executed and delivered by Certegy in connection with the transactions contemplated by this Agreement; and (vii) the right, for a period of one hundred eighty (180) days following the Closing, of each of Netzee and its applicable Subsidiaries to continue to use the word "Netzee" (and its derivatives) in or as its legal corporate name to undertake any acts or activities in connection with the liquidation and dissolution of Netzee and its Subsidiaries; (viii) claims under the Business Insurance Policies or any Contracts not included in the Purchased Assets; (ix) all claims, rights and choses in action of Netzee against any Person, whether matured or unmatured, direct or indirect, known or unknown, absolute or contingent that do not relate to the Purchased Assets and/or the Material Business Contracts; and (x) those assets specifically identified in Schedule 4.1(b)(x) which are needed for the dissolution and liquidation of Netzee after the Closing.

        4.2  Assumption of Liabilities.

          (a)  Assumption. Subject to the terms and conditions set forth in this Agreement, at the Closing Certegy shall assume from Netzee and agree to pay when due, perform and discharge in accordance with the terms thereof, the following Liabilities of Netzee existing at Closing to the extent that they relate to the Business or the Purchased Assets (collectively, the "Assumed Liabilities"): (i) all Liabilities of Netzee arising after the Closing Date under: (A) the Material Business Contracts; or (B) Contracts not required to be listed on Schedule 6.6(a) entered into by Netzee after the Effective Date of this Agreement; except to the extent those Liabilities should have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any breach or default by Netzee; and (ii) all obligations to fulfill unfulfilled terms of the Client Contracts outstanding on the Closing Date. It is understood and agreed that nothing in this Subsection 4.2(a) shall constitute a waiver or release of any claims arising out of the contractual relationships between Netzee and Certegy.

          (b)  Excluded Liabilities. Except for the Assumed Liabilities specifically identified in this Agreement, Certegy shall not assume or in any way be responsible for any Liabilities of Netzee or its Affiliates relating to or arising out of the operation of the Business or the ownership of the Purchased Assets on or prior to the Closing Date (whether or not disclosed on a schedule), and Netzee shall indemnify Certegy from and against all such Liabilities. Without limiting the foregoing sentence, and notwithstanding anything in Subsection 4.2(a) to the contrary, the Assumed Liabilities shall not include, and Certegy shall not assume, any of the following Liabilities (collectively, "Excluded Liabilities") of Netzee or its Affiliates relating to or arising out of the operation of the Business or the ownership of the Purchased Assets on or prior to the Closing Date, including those that relate to or arise out of: (i) any of the Excluded Assets; (ii) Taxes of any nature, other than transfer Taxes as described in Subsection 8.6; (iii) any Liabilities or responsibilities relating to the employment or termination of employment by Netzee or its Affiliates of any Person attributable to any action or inaction by Netzee or its Affiliates on or prior to the Closing Date, including with respect to any Benefit Plan or arrangement of Netzee or its Affiliates, or any severance retention, stay bonus or similar obligations owed by Netzee or its Affiliates to any Person (including the Transferred Employees), subject to Subsection 8.7; (iv) any Liability of Netzee in connection with this Agreement or any Operative Agreement for legal, accounting or broker's fees, Taxes (other than as set forth in Subsection 8.6) or other transaction costs incurred by Netzee or its Affiliates in connection with this Agreement or the consummation of the transactions contemplated by this Agreement; (v) any Liability owed by Netzee to any shareholder or former shareholder of Netzee or to any Affiliate or former Affiliate of Netzee; (vi) any Liability relating to Netzee's bank accounts that accrued or relate to events that occur prior to the Closing Date; (vii) any Liabilities resulting from any Action (whether or not pending or threatened on the date hereof and whether or not disclosed on any schedule), including but not limited to any claim related to noncompliance by Netzee with any applicable Law or the failure of Netzee to comply with or the breach of or default by Netzee under any Contract; (viii) any Liabilities for indebtedness of borrowed money, letters of credit, capital leases or installment purchases; (ix) any Liabilities relating to the Business, the Purchased Assets or Netzee under any applicable Environmental Law with respect to the time period prior to the Closing Date; and (x) any other Liabilities not expressly assumed by Certegy in this Agreement.

        4.3  Consideration for Purchased Assets.

          (a)  Consideration. Subject to Subsection 4.3(b), the purchase price ("Purchase Price") for the Purchased Assets shall be: (i) ten million, four hundred thousand dollars ($10,400,000.00) in cash, subject to adjustment as provided in Subsection 4.3(b) ("Cash Payment"); and (ii) the assumption by Certegy of Assumed Liabilities pursuant to Subsection 4.2.

          (b)  Accounts Receivable Adjustment. On the Closing Date, Netzee shall execute and deliver to Certegy a certificate ("Accounts Receivable Certificate") in the form attached to this Agreement as Schedule 4.3(b). The Accounts Receivable Certificate shall set forth the total outstanding balance of all Accounts Receivable in existence for the Business as of the Closing Date ("Closing Date Accounts Receivable") and the name of the account debtor thereon. If the Closing Date Accounts Receivable are less than eight hundred thousand dollars ($800,000.00), the Purchase Price shall be reduced, dollar for dollar, by the amount by which the Closing Date Accounts Receivable are less than eight hundred thousand dollars ($800,000.00). If the Closing Date Accounts Receivable are equal to or greater than eight hundred thousand dollars ($800,000.00) there shall be no upwards adjustment of the Purchase Price.

          (c)  Allocation of Purchase Price. The Purchase Price will be allocated by the parties in writing, through arm's-length negotiation, prior to Closing and will properly reflect the fair market value of the Purchased Assets. The allocations under this subsection will be binding on all parties for all tax purposes in connection with the purchase and sale of the Purchased Assets and will be consistently reflected by each party on its respective tax returns.

        5.    Closing.

          5.1  Time and Place. The consummation of the transactions contemplated by this Agreement shall take place at a closing ("Closing") at the offices of Netzee, 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339, to be held on the third Business Day after satisfaction and fulfillment or, if possible, of the conditions set forth in Section 9 pursuant to the terms thereof (other than those conditions to be satisfied simultaneously at the Closing), but, in any event, on or prior to

  January 15, 2003 unless another time, date or place is mutually agreed upon in writing by Netzee and Certegy. The date of the Closing is referred to as the "Closing Date."

          5.2  Closing Deliveries of Netzee. At the Closing, upon satisfaction or waiver of the conditions set forth in Subsection 9.2, Netzee shall deliver, or cause to be delivered, to Certegy each of the instruments, certificates and other documents set forth in Subsection 9.2.

          5.3  Closing Deliveries of Certegy. At the Closing, upon satisfaction or waiver of the conditions set forth in Subsection 9.1, Certegy shall pay and deliver, or cause to be paid and delivered, to Netzee: (i) nine million six hundred thousand dollars ($9,600,000.00) of the Cash Payment ("Closing Cash Payment") by wire transfer of immediately available funds to a bank account of Netzee, the instructions for which are attached as Exhibit A; (ii) eight hundred thousand dollars ($800,000.00), representing the balance of the Cash Payment, ("Indemnity Escrow Amount") by wire transfer of immediately available funds to a separate, segregated account of a financial institution selected by Certegy ("Indemnity Escrow Agent"), the wire transfer instructions for which shall be set forth in an indemnity escrow agreement by and among Certegy, Netzee and the Escrow Agent in the form attached as Exhibit B ("Indemnity Escrow Agreement") (The Indemnity Escrow Amount shall be held and disbursed by the Indemnity Escrow Agent as provided in the Indemnity Escrow Agreement): and (iii) deliver, or cause to be delivered, to Netzee each of the instruments, certificates and other documents set forth in Subsection 9.1.

        6.    Representations and Warranties of Netzee. Netzee represents and warrants to Certegy that each of the following is true and correct:

          6.1  Organization. Netzee is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, with all requisite corporate authority to own, operate or lease the Purchased Assets as they are now owned, operated or leased, and to conduct the Business as presently conducted. Netzee has furnished to Certegy true and complete copies of its Articles of Incorporation and Bylaws, updated copies of each to be provided to Certegy by Netzee if amended prior to the Closing Date. Schedule 6.1 sets forth a complete and accurate list of all of Netzee's Subsidiaries and all jurisdictions in which Netzee or its Subsidiaries are qualified as foreign corporations. Netzee is not required to so qualify in any jurisdiction other than those listed in Schedule 6.1, except where any failure to so qualify would have an adverse affect on Certegy or the Purchased Assets.

          6.2  Authority. Netzee has all requisite corporate power and authority to enter into and deliver this Agreement and the Operative Agreements, to perform its obligations under this Agreement and the Operative Agreements, and, subject to obtaining the approval of Netzee's shareholders, to consummate the transactions contemplated by this Agreement and the Operative Agreements. The execution and delivery by Netzee of this Agreement and the Operative Agreements, the performance by Netzee of its obligations under this Agreement and the Operative Agreements and the consummation by Netzee of the transactions contemplated by this Agreement and the Operative Agreements have been duly authorized by the Board of Directors of Netzee in accordance with the Articles of Incorporation and Bylaws of Netzee. This Agreement has been, and the Operative Agreements shall be, duly executed and delivered by Netzee. This Agreement constitutes, and each of the Operative Agreements to which Netzee is a party when so executed and delivered will constitute, a legal, valid and binding obligation of Netzee, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws that affect the enforcement of creditor's rights against Netzee generally or general principles of equity, whether considered in a proceeding at law or in equity.

          6.3  Required Consents. Except for the consents specified on Schedule 6.3, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any Governmental Authority or other Person or any party to a Material Business Contract or other Contract which will be an Assumed Liability, is required on the part of Netzee for or in connection with the execution, delivery or performance of this Agreement or the Operative Agreements or to the knowledge of Netzee, the conduct of the Business by Certegy after the Closing, or to prevent a default under any Contract. Netzee has no reason to believe that any of the required consents and approvals will not be obtained. Subject to obtaining the consents specified on Schedule 6.3, and except for material defaults which have been waived or which are cured or rendered moot by payment or discharge of the obligation at Closing, the execution, delivery and performance of this Agreement and the other instruments and agreements contemplated by this Agreement by Netzee will not result in any violation of, be in conflict with, or constitute a default (with or without the giving of notice and/or passage of time) under, any Articles of Incorporation, bylaw, License, Law, Contract, or Governmental Order to which Netzee is a party or by which Netzee is bound.

          6.4  Equipment and Tangible Property. Schedule 6.4 contains a list of all equipment and tangible personal property (except for non-capitalized leased equipment) of Netzee included in the Purchased Assets with a value in excess of one thousand dollars ($1,000.00). All such property is adequate and usable for the purpose for which it is currently used.

          6.5  Intellectual Property and Proprietary Rights. Schedule 4.1(a)(vi) contains a complete and accurate list of all Intellectual Property owned by Netzee that is used in the Business, and all such Intellectual Property is included in the Assigned IP and the Purchased Assets. Other than as listed in Schedule 6.5 and expiration by operation of Law, there is no reasonably foreseeable or threatened expiration of any Assigned IP. Netzee has taken commercially reasonable and appropriate actions to maintain and protect against known or suspected infringements of the Assigned IP. Netzee has title to, or valid and continuing licenses to use, all Assigned IP. As of Closing, Netzee assigns all ownership in the Assigned IP to Certegy. Except as set forth in Schedule 6.5, none of the Assigned IP is subject to any Encumbrances. The Assigned IP includes all of the proprietary rights necessary to conduct the Business as currently conducted. Except as set forth in Schedule 6.5, the use of the Assigned IP in the Business does not infringe upon the proprietary rights of any Person and there are no present or, to Netzee's knowledge, threatened Actions relating to the Assigned IP by any Person. Except as set forth in Schedule 6.5, there are no pending, or to Netzee's knowledge, threatened proceedings or litigation or other adverse claims by any Person against Netzee relating to its ownership or use of any Assigned IP. Except as listed on Schedule 6.5, no Person has or is materially infringing or diluting any of Netzee's rights in or to the Assigned IP. Except as set forth on Schedule 6.5, none of the Netzee Marks included in the Purchased Assets has been abandoned, and the Netzee Marks and copyrights included in the Purchased Assets are not subject to any outstanding Governmental Order, written restriction or agreement restricting their scope of use. Each of the registered Netzee Marks and copyrights set forth in Schedule 4.1(a)(vi) were duly registered, and such registrations will remain in full force and effect as of the Closing. Except as set forth on Schedule 6.5, Netzee has not granted any license (other than such licenses and permissions for one-time or limited use granted in the ordinary course of business) to any Person to use any of the Assigned IP. Except as set forth in Schedule 6.5, no Assigned IP is subject to any transfer, assignment, or site limitations. All Assigned IP includes, to the extent applicable, the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), techniques, tools, and higher level or "proprietary" language used for development, maintenance, implementation and/or use, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions. There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Assigned IP by any Person other than as disclosed in Schedule 4.1(a)(vi). All employees, agents, consultants or contractors who contributed to or participated in the creation or development of any of the Assigned IP: (i) are a party to a "work-for-hire" agreement under which Netzee or its predecessor in interest is deemed to be the original owner/author of all property rights therein; or (ii) have executed an assignment or an agreement to assign to Netzee or its predecessor in interest all right, title and interest in such material.

          6.6  Material Business Contracts.

            (a)  Schedule 4.1(a)(vi) contains a complete and accurate list of all Contracts of Netzee to be assigned to, or assumed by, Certegy that relate to the Business, including all Client Contracts and Real Property Leases, (each, a "Material Business Contract" and, collectively, the "Material Business Contracts"). Other than as disclosed by Netzee in any public filings made to the SEC, Schedule 6.6(a) contains a complete and accurate list of the following Contracts that relate to the Business: (i) Real Property Leases; (ii) Contracts with respect to which Netzee has any Liability that equals or exceeds ten thousand dollars ($10,000.00), contingent or otherwise, or which may extend for a term of greater than one (1) year after the Closing Date; (iii) Contracts with any Person which purport to restrict the business activities of Netzee, restrict the use of the Business's information or restrict the use of the Software in any location, including any covenant not to compete or any Contracts imposing exclusive dealing obligations; (iv) employment, collective bargaining, severance, stay bonuses, retention, consulting, employee benefit and similar plans and agreements; (v) agreements under which Netzee is obligated to indemnify or hold harmless, or entitled to indemnification from, any other Person, or agreements under which Netzee is obligated to pay liquidated damages; (vi) Contracts under which the amount payable by Netzee is dependent on the revenues or income or similar measure of the Business, or in which Netzee is obligated to pay royalties, commissions or similar payments to any person or entity; (vii) pledges, security agreements, sale/leaseback arrangements and equipment leases; (viii) material license and other similar arrangements where Netzee is either licensee or licensor with respect to any Proprietary Rights, the Software or any Business's databases; (ix) Contracts to which Netzee is a party relating to the borrowing of money, the capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing, if any of the foregoing has or could create a security interest, lien or other encumbrance on the Purchased Assets; (x) joint venture, strategic alliance, partnership or other similar agreements; (xi) any Contracts relating to the lease, license or rental of any data, information or lists, whether Netzee is the provider or consumer of such information; (xii) to the extent not already specifically listed, any other Contract or agreement material to Netzee or the Business; (xiii) the forms of Netzee's standard form service agreement and a complete and accurate list of all clients that are a party to such agreements; (xiv) all Client Contracts; and (xv) all material agreements with suppliers, vendors, manufacturers, contractors and other third parties in connection with the Business. Schedule 6.6(a) includes with respect to each Material Business Contract, the names of the parties, the date thereof (to the extent readily available to Netzee), and the title or other general description of the Agreement. Netzee has furnished Certegy with copies of all Material Business Contracts (or written summaries, in the case of Material Business Contracts that are oral) and any further information that Certegy has reasonably requested in connection therewith.

            (b)  Except as set forth in Schedule 6.6(b): (i) each Material Business Contract represents a valid, binding and enforceable obligation of Netzee in accordance with the respective terms thereof and, to the knowledge of Netzee, represents a valid, binding and enforceable obligation of each of the other parties thereto; (ii) there have been no amendments, modifications or supplemental arrangements to or in respect of any Material Business Contract; (iii) with respect to each Client Contract, there are no Client Contracts that materially vary from the master form or forms provided to Certegy; and (iv) there is no event which has occurred or an existing condition (including the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement) that constitutes or that, with notice, the happening of an event and/or the passage of time, would constitute a default or breach under any Material Business Contract by Netzee, or would cause the acceleration of any obligation of Netzee, give rise to any right of termination or cancellation by any party other than Netzee, or cause the creation of any Encumbrance on any of the Purchased Assets. To the knowledge of Netzee there is no reason to expect that a party to a Material Business Contract will not fulfill its obligations thereunder in all material respects after the Closing.

          6.7  Business Licenses. Netzee owns or possesses all right, title and interest in and to all Business Licenses which are necessary as of the Effective Date to conduct the Business as currently conducted. Schedule 6.7 contains a list of all Business Licenses. All such Business Licenses are in full force and effect, and Netzee is not in material violation of the terms of any such Business License. No loss or expiration of any such Business License is pending or, to the knowledge of Netzee, threatened.

          6.8  Business Employees.

            (a)  Schedule 6.8(a) lists all employees of Netzee who, as of the Effective Date, have employment duties primarily related to the Business, including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, short-term disability or long-term disability, and indicating date and location of employment, current title, compensation, and other benefits accrued as of a recent date. To Netzee's knowledge, no employee of Netzee is obligated under any Contract, or subject to any Governmental Order, that would interfere with that employee's duties to Netzee or Certegy (if such employee is a Transferred Employee) or that would conflict or interfere with the Business.

            (b)  None of the Transferred Employees is or has been covered by union or collective bargaining agreements or are represented by a labor organization with respect to their employment by Netzee. There are no existing, pending or threatened strikes, work stoppages or lockouts related to the Transferred Employees. There are no union organizational campaigns in progress with respect to the Transferred Employees or any questions concerning representation with respect to such Transferred Employees. There are no unfair labor practice charges or complaints pending or threatened against Netzee with the National Labor Relations Board. Netzee complies in all material respects with all applicable Laws regarding employment and employment practices.

          6.9  Employee Benefit Plans. No Netzee Benefit Plan is or has ever been subject to Title IV of ERISA. Netzee does not and will not have any liability under or with respect to any Benefit Plan that would (i) impose a lien on the Purchased Assets on or after the Closing Date, or (ii) affect Certegy's right, title or interest in the Purchased Assets on and after the Closing Date.

          6.10 Financial Information. Set forth as Schedule 6.10 are (i) the consolidated balance sheets, statements of income and statements of cash flows of Netzee and its Subsidiaries as of and for each of the years ended December 31, 2000 and December 31, 2001, as audited by Arthur Andersen LLP (collectively, the "Year-End Statements"); (ii) the unaudited consolidated statements of income of Netzee and its Subsidiaries as of and for the ten (10) month period ended October 31, 2002 ("Stub Statements"), and an unaudited consolidated balance sheet for Netzee and its Subsidiaries as of October 31, 2002 ("Balance Sheet") and together with all of the foregoing financial information, collectively, the "Financial Information"). The Financial Information has been prepared from books and records maintained by Netzee consistent with past practice and in accordance with GAAP, except that: (i) footnotes have been omitted from the Stub Statements; (ii) software capitalization for the month ended October 31 2002 has not been recorded; and (iii) the Stub Statements are subject to normal year-end adjustments, accruals and cut-offs which, except as set forth in Schedule 6.10, are not material in the aggregate. Each of the Year-End Statements and the Stub Statements fairly present in all material respects the financial condition of Netzee and its consolidated Subsidiaries at the respective dates thereof and the results of operations of Netzee and its consolidated Subsidiaries for the years ended December 31, 2000 and December 31, 2001, and for the ten (10) month period ended October 31, 2002, respectively, all in accordance with GAAP as described in the Year-End Statements.

          6.11 Real Property. The Purchased Assets do not include any owned real property. Schedule 4.1(a)(i) sets forth each interest in real property leased or subleased by Netzee and used in the Business. Copies of each Real Property Lease listed in Schedule 4.1(a)(i) have been delivered to Certegy. With respect to each such lease or sublease, Netzee is the sole tenant for the space leased or subleased and does not share with or sublet to any other Person any such space. Netzee is not in default under any such lease or sublease and has not been informed that the lessor or sublessor, as the case may be, under any of the leases or subleases has taken action or threatened to terminate the lease or sublease before the expiration date specified in the lease or sublease.

          6.12 Litigation; Governmental Orders. Except as set forth in Schedule 6.12, there are no, and since January 1, 2000 there have not been any, pending or, to the knowledge of Netzee, threatened Actions (or any basis therefor) by any Person or Governmental Authority against or relating to Netzee or the Business or to which any of the Purchased Assets are subject, or against any Affiliate, director or executive officer of Netzee with respect to the Business or the Purchased Assets. Except as set forth in Schedule 6.12, Netzee is not subject to or bound by any Governmental Order relating to the Business or the Purchased Assets. No director, executive officer or Affiliate of Netzee is subject to or bound by any Governmental Order which relates to the affairs of the Business. Except as set forth in Schedule 6.12, there are no facts or circumstances that may result in the institution of any Action involving or affecting Netzee, or the transactions contemplated by this Agreement and the Operative Agreements. Except as set forth on Schedule 6.12, there is no Action by Netzee pending or threatened against others.

          6.13 Compliance with Laws. Except as set forth on Schedule 6.13, Netzee has complied in all material respects with all applicable Laws and all Governmental Orders applicable to it and Netzee has not received any claim or notice that it is not in compliance with any such Law or Governmental Order.

          6.14 Environmental Matters. Except as disclosed in Schedule 6.14: (i) the use by Netzee of the Leased Real Property, the occupancy and operation thereof, and the conduct of Netzee's operations are in compliance in all material respects with all Environmental Laws; (ii) Netzee has obtained all Licenses, kept all records and made all filings required by applicable Environmental Laws with respect to a Spill of a Hazardous Substance; (iii) Netzee has never knowingly permitted the Spill of a Hazardous Substance on the Leased Real Property nor is there, to Netzee's knowledge, a basis for any Action by any Person or Governmental Authority alleging a violation of or Liability under any Environmental Law; (iv) Netzee has not received any notice from any Governmental Authority concerning the violation or alleged violation of any Environmental Law; and (v) Netzee has not transported or arranged for the treatment, storage, or disposal of any Hazardous Substances in connection with the Business that has resulted in a Liability or is reasonably likely to lead to any Liability to Netzee under applicable Environmental Laws.

          6.15 Insurance. Netzee maintains insurance on the Purchased Assets and the Business, covering such risks, in such amounts, with such terms and with such insurers as Netzee has determined is appropriate in light of the Business ("Business Insurance Policies"). Schedule 6.15 contains a list and brief description of all Business Insurance Policies or binders of insurance held by or on behalf of Netzee that provide coverage for any of the Purchased Assets or assets used in connection with the Business (in each case specifying the insurer, the amount of coverage, and the type of insurance). All premiums due under the Business Insurance Policies have been paid and Netzee is not in any material default under or in material breach of its obligations under any of the Business Insurance Policies.

          6.16 Transactions with Affiliates. Except as set forth in Schedule 6.16 or as reported in Netzee's filings with the SEC, no Affiliate of Netzee (a) has an outstanding loan of money from or to Netzee; (b) has any interest in any of the Purchased Assets; (c) provides any services to Netzee; (d) is a party with Netzee to any Contract which relates to the Business or the Purchased Assets; or (e) competes with the Business.

          6.17 Taxes.

            (a)  Except as set forth in Schedule 6.17(a), all Tax Returns required to be filed by or on behalf of Netzee have been duly filed on a timely basis. All copies of such Tax Returns that have been provided to Purchaser are true and correct. Except as set forth in Schedule 6.17(a), all Taxes owed by Netzee for or with respect to any taxable period or partial taxable period of Netzee ending on or before the Closing Date have been paid or will be timely paid by Netzee prior to the Closing to the extent due. Certegy has been supplied with true and complete copies of each Tax Return of Netzee based on income filed for the last three (3) taxable years. Netzee: (i) has never been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of limitations for assessment of Taxes remains open; (ii) has never extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open; (iii) is not, contractually or otherwise, liable for the Taxes of any other Person (other than Taxes arising in the ordinary course of business); (iv) is not a "consenting corporation" under Section 341(f) of the Code; (v) has not agreed to nor is required to make any adjustment under Code Section 481(a) or 263A (in each case as a result of any examination by a taxing authority); (vi) has never made any payments, is obligated to make any payments, or is a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Section 280G of the Code; (vii) is not a party to any allocation or sharing agreement with respect to Taxes; and (viii) is a "United States person" as such term is used in Code Section 1445.

            (b)  No property used by Netzee is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the Purchased Assets secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

            (c)  There are no security interests in any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

          6.18 Absence of Changes or Events. Except as set forth in Schedule 6.18, Netzee has operated the Business only in the usual and ordinary course since November 1, 2002, and since November 1, 2002 there has not been: (i) any event, circumstance or condition which has had or which would reasonably be expected to have a Material Adverse Change in the Purchased Assets or the Business prior to the Closing; (ii) any damage, destruction or casualty loss, whether covered by insurance or not, which individually or in the aggregate exceeds twenty-five thousand dollars ($25,000.00); (iii) any acquisition or sale, transfer or other disposition of assets other than in the ordinary course of business consistent with past practice or any Encumbrances placed upon any assets of Netzee; (iv) any increase in compensation of any Transferred Employees except in the usual and ordinary course of business; and (v) except as expressly contemplated by this Agreement, any entry into any agreement, commitment or transaction (including, without limitation, any borrowing or capital financing) by Netzee, which is material to the Business or operations of the

  Purchased Assets, except agreements, commitments or transactions in the ordinary course of business consistent with past practices. Except as disclosed in Schedule 6.18, since November 1, 2002, Netzee has not taken any action that would have been prohibited under Subsection 8.1 of this Agreement had this Agreement been in effect.

          6.19 Sufficiency of Assets. The Purchased Assets include all assets necessary for the conduct of the Business and are adequate to conduct the operations of the Business as currently conducted. The Material Business Contracts include all Contracts necessary for the conduct of the Business. Except as set forth in Schedule 6.19, Netzee has title to or a valid leasehold or license interest in each item of personal property used by it in the Business and included in the Purchased Assets free and clear of any Encumbrances other than Permitted Encumbrances. The consummation of the Transactions contemplated by the Agreement and the Operative Agreements will not impair the ability of Certegy to use the Purchased Assets. Without limiting the foregoing, and except as disclosed on Schedule 6.19, no assets used in the Business are owned by any Affiliates of Netzee. Netzee's current ownership, use and/or occupancy of the Purchased Assets does not violate any instrument, agreement, restriction or Law affecting the Purchased Assets.

          6.20 Brokers. Except for Jeffrey P. John, CFA (whose fees shall be paid by Netzee), no finder, broker, or financial advisor has acted on behalf of Netzee in connection with the negotiation or consummation of this Agreement or the transactions contemplated herein.

          6.21 Accounts Receivable. The accounts receivable (net of any reserves) of Netzee as reflected in the Financial Information are, and the accounts receivable (net of any reserves) of Netzee as reflected in the Accounts Receivable Certificate will be, valid and enforceable claims, subject to no set-off or counterclaim. All such accounts receivable represent monies due for services rendered or goods sold and delivered in bona fide transactions in the ordinary course of business. Schedule 6.21 contains a complete and accurate list of all accounts receivable as of the date of the Stub Statement.

          6.22 Prepaid Subscriptions. Schedule 6.22 is a list, as of the date of the Stub Statement, of the outstanding prepaid subscription payments relating to the Business, the dollar amount of services to be performed, and the type of services to be performed in consideration of such prepayment, all segregated by the year for which the related subscription are to be fulfilled. Netzee shall not, between the Effective Date and the Closing Date, bill for or accept prepayment for services that represent more than twelve (12) months of prepayment from any customer or client.

          6.23 Absence of Undisclosed Liabilities. Except as set forth in Schedule 6.23, Netzee has no liabilities other than: (a) the Excluded Liabilities; (b) the liabilities reflected in the Stub Statement; (c) liabilities of future performance under the Material Business Contracts and Business Licenses; (d) liabilities that have arisen since November 1, 2002 in the ordinary course of business or otherwise in accordance with this Agreement; and (e) liabilities disclosed on the schedules to this Agreement.

          6.24 Books and Records. Netzee has made available to Certegy the minute books of Netzee, and such minute books contain true and correct, in all material respects, records of all material corporate action taken by the shareholders and directors of Netzee.

          6.25 Bank Accounts; Lock Boxes. With respect to any bank or lock box account used by the Business that is among the Purchased Assets, Schedule 6.25 sets forth a true, correct and complete list showing the name and address of the banking institution at which Netzee maintains such account or lock box, the account numbers or box numbers relating thereto, and the name of each person authorized to draw thereon or to have access thereto. Schedule 6.25 also sets forth any powers of attorney granted by or to Netzee or any other Person with respect to such accounts.

          6.26 Projections. The projections set forth on Schedule 6.26 relating to the Business were prepared by Netzee in good faith and were based on assumptions Netzee believed were reasonable.

          6.27 Disclosure. The representations, warranties and other statements of Netzee contained in this Agreement, the Operative Documents and the other documents, certificates and written statements furnished to Certegy by or on behalf of Netzee pursuant hereto or thereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which they were made.

          6.28 Business Performance. The Business has in excess of seven hundred and fifty (750) current financial institution customers (the determination of this number shall be consistent with Netzee's past counting practices) unless the failure to have such number was caused by any communication by or on behalf of Certegy, or one of its Affiliates, to such customers. For the immediately preceding twelve (12) month period, the Business shall have generated in excess of fifteen million dollars ($15,000,000.00) in revenue, as determined in accordance with past business practice. The Business has had positive earnings before interest, taxes, depreciation and amortization during the immediately preceding twelve (12) month period, as determined in accordance with past business practice.

        7.    Representations and Warranties of Certegy. Certegy represents and warrants to Netzee that each of the following is true and correct:

          7.1  Organization. Certegy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to own all its properties and assets and to carry on its business as it is conducted, or is proposed to be conducted after the consummation of the transactions contemplated by the Agreement and the Operative Agreements.

          7.2  Authority. Certegy has all requisite corporate power and authority to enter into and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations under this Agreement and the Operative Agreements, and to consummate the transactions contemplated by this Agreement and the Operative Agreements. The execution and delivery by Certegy of this Agreement and the Operative Agreements to which it is a party, the performance by Certegy of its obligations under this Agreement and the Operative Agreements to which it is a party, and the consummation by Certegy of the transactions contemplated by this Agreement and the Operative Agreements have been duly authorized by all necessary corporate action of Certegy. No other corporate or shareholder action on the part of Certegy is necessary to authorize the execution and delivery of this Agreement and the Operative Agreements to which Certegy is or shall be a party. This Agreement has been, and the Operative Agreements to which Certegy is a party shall be, duly executed and delivered by Certegy. This Agreement constitutes, and each of the Operative Agreements to which Certegy is a party when so executed and delivered, will constitute, a legal, valid and binding obligation of Certegy, enforceable against Certegy in accordance with its terms.

          7.3  Required Consents. No consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any Governmental Authority or other Person or other Contract, is required on the part of Certegy for or in connection with the execution, delivery or performance of this Agreement or the Operative Agreements. The execution, delivery and performance of this Agreement and the other instruments and agreements contemplated by this Agreement by Certegy will not result in any violation of, be in conflict with, or constitute a default (with or without the giving of notice and/or passage of time) under, the Articles of Incorporation or Bylaws of Certegy, or under any License,

  Law, Contract, or Governmental Order to which Certegy is a party or by which it is bound, the impact of which would adversely affect Certegy's ability to perform its obligations pursuant to this Agreement or the Operative Agreements to which it is a party.

          7.4  Brokers. No finder, broker, or financial advisor has acted on behalf of Certegy in connection with the negotiation or consummation of this Agreement or the Operative Agreements or the transactions contemplated herein or therein.

          7.5  Litigation; Governmental Orders. There are no pending or, to the knowledge of Certegy, threatened Actions by any Person or Governmental Authority against Certegy, or against any director or executive officer of Certegy, which would adversely affect Certegy's ability to perform its obligations pursuant to this Agreement or the Operative Agreements to which it is a party. No director or executive officer of Certegy is subject to or bound by any Governmental Order which would adversely affect Certegy's ability to perform its obligations pursuant to this Agreement or the Operative Agreements to which it is a party.

          7.6  Financial Capability. Certegy has or will have on the Closing Date sufficient cash to pay the Purchase Price to Netzee as required by Subsection 5.3.

        8.    Covenants and Agreements.

          8.1  Conduct of Business.

            (a)  Required Conduct. At all times prior to the Closing, unless Certegy shall otherwise consent in writing, Netzee shall conduct the operations of the Business in the ordinary course of business and consistent with its past practices. Without limiting the foregoing, Netzee shall: (i) use commercially reasonable efforts to maintain its corporate existence; (ii) use commercially reasonable efforts to preserve intact the Purchased Assets and the Business; (iii) use commercially reasonable efforts to retain all related Business Licenses; (iv) use commercially reasonable efforts to preserve its present relationships with customers, suppliers and others having business relations with the Business; (v) maintain the Assigned IP in a manner consistent with past practice; (vi) use commercially reasonable efforts to maintain the books, accounts and records of the Business in the ordinary course of business consistent with past practice; (vii) pay and discharge when due (including extensions) all Taxes, assessments and governmental charges imposed upon any of the Purchased Assets or the Business, or upon the income or profit therefrom (other than those contested in good faith by appropriate proceedings); (viii) comply in all material respects with all Material Business Contracts and any other obligations under Contracts to be included as an Assumed Liability, for so long as such Contracts have not expired or been terminated by any party thereto; (ix) comply in all material respects with applicable Law including, without limitation, with respect to any conduct of Netzee relating to the Transferred Employees; (x) pay all trade payables (other than those contested in good faith by appropriate proceedings) in accordance with their terms and consistent with past practice; (xi) use commercially reasonable efforts to update representatives of Certegy from time to time regarding the general status of the Business; (xii) use commercially reasonable efforts to notify Certegy of any emergency or other material change in the normal course of the operation of the Business; and (xiii) notify Certegy of any Governmental Order or third party complaints or investigations threatened or commenced against Netzee (or communications indicating that such action may be contemplated).

            (b)  Prohibited Conduct. Without limiting the generality of the foregoing, prior to the Closing, without the prior written consent of Certegy, or except as otherwise expressly permitted or required by this Agreement, Netzee shall not, nor shall it permit any of its officers, directors, employees or advisors to: (i) increase the compensation, benefits or severance arrangement of any Transferred Employee, or pay or agree to pay to any

    Transferred Employee any bonus or similar payment, except for such increases in compensation or payments made in the ordinary course of business consistent with past practice; (ii) sell, transfer, or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any material assets other than sales, transfers or disposals of, or entry into agreements to sell, transfer or otherwise dispose of assets in the ordinary course of business consistent with past practice; (iii) enter into any material agreement that would constitute an Assumed Liability, other than any agreement made in the ordinary course of business consistent with past practice; (iv) amend or terminate any Material Business Contract other than in the ordinary course of business; (v) accept prepaid subscriptions or other advance payments for Business' services, or otherwise modify its accounting and business policies with respect thereto, other than in the ordinary course of business consistent with past practice; (vi) other in the ordinary course of business, make any capital expenditures with respect to the Purchased Assets; (vii) take any other action which would materially and adversely affect or detract from the value of the Purchased Assets or the Business or would reasonably be expected to delay the Closing; (viii) except as otherwise permitted by this Agreement, disclose to any person, other than Certegy, any proprietary or confidential information related to the Business in connection with a possible acquisition of all or substantially all the assets or stock of Netzee; (ix) except for (A) borrowings under any credit facility existing as of November 18, 2002, (B) the accrual of dividends on Netzee's Series B 8% Convertible Preferred Stock or (C) trade or other debts incurred in the ordinary course of business, incur any additional indebtedness; (x) acquire any equity securities or other interest in any Person or acquire all, or substantially all, of the assets of a Person; (xi) notify any Person that such Person's actions may constitute an infringement of the Assigned IP; (xii) sell, pledge, assign, or otherwise dispose of, or impair, or grant any rights with respect to the Assigned IP; (xiii) pay or declare any dividend or distribution on its capital stock; or (xiv) agree to do any of the foregoing.

          8.2  Access and Information. At all times prior to Closing, Netzee shall permit Certegy and its authorized agents and representatives to have reasonable access, upon reasonable notice and during normal business hours, to the Purchased Assets and all books, records and documents of or relating to the Business and the Purchased Assets, and shall furnish to Certegy such information and data, financial records and other documents in its possession relating to the Business and the Purchased Assets as Certegy may reasonably request. Netzee shall permit Certegy and its agents and representatives reasonable access to its accountants for reasonable consultation or verification of any information obtained by Certegy during the course of any investigation conducted pursuant to this Subsection 8.2. No investigation or findings of Certegy shall diminish or affect the representations and warranties of Netzee hereunder or relieve Netzee of any obligation hereunder.

          8.3  Confidentiality. The terms of the Nondisclosure Agreements are incorporated into this Agreement by reference and shall continue in full force and effect from the date hereof until the Closing in accordance with their terms.

          8.4  Further Actions. Subject to the terms and conditions set forth in this Agreement, Netzee and Certegy shall each act in good faith and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with each other in doing all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement. For the sake of clarity, it is understood that the use of commercially reasonable efforts by Certegy or Netzee shall not include paying any fee (other than fees to legal and accounting advisors) to obtain a third party's consent to the transactions contemplated by this Agreement. At and after the Closing, and without further consideration, Netzee shall execute and deliver to Certegy such further instruments and certificates of conveyance and transfer and take such further action as Certegy may reasonably request in order more effectively to convey and transfer the Purchased Assets from Netzee to Certegy, and to put Certegy in operational control of the Business.

          8.5  Publicity. Netzee and Certegy shall cooperate with each other in the development and distribution of all news releases, other public disclosures and customer communications relating to the transactions contemplated by this Agreement. Neither Netzee nor Certegy shall issue or make, or allow to be issued or made, any press release or public announcement or customer communications concerning the transactions contemplated by this Agreement without the consent of the other party, except as otherwise required by applicable Law, but in any event only after giving the other party a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

          8.6  Transaction Costs. Each party shall pay their own transaction costs and expenses (including any legal, accounting and other professional fees) incurred in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not those transactions are consummated. Notwithstanding the immediately preceding sentence, Certegy shall pay any and all transfer Taxes (including sales, use, recording and real and personal property transfer Taxes) and the fees and costs of recording or filing all applicable conveyance instruments associated with the transfer of the Purchased Assets from Netzee to Certegy at Closing. Netzee and Certegy shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Purchased Assets from Netzee to Certegy pursuant to this Agreement or shall cooperate to seek an available exemption from such Taxes.

          8.7  Employees and Employee Benefit Matters. Prior to Closing, Certegy shall offer, or cause to be offered, employment, to all individuals listed on Schedule 8.7 who are then Business Employees (such listed employees, the "Identified Employees"), with such employment to be effective as of and subject to the Closing. Certegy will offer such Identified Employees employment at the wage rates or base salary and bonus levels that are reasonably comparable, but not necessarily the same, as those paid by Netzee as of the Closing, and on such other terms and conditions (including benefit plan coverages) that Certegy makes available to its employees generally. The Identified Employees who accept Certegy's offer of employment are referred to collectively as the "Transferred Employees." Certegy shall have no liability or obligation to any employee of Netzee or its Affiliates except as expressly set forth in this subsection. Except as expressly provided in this subsection, this Agreement does not restrict the right of Certegy to review and change its employment policies, terms and benefits at any time or from time to time, or to terminate any employee, including any Transferred Employee.

          8.8  Retention of and Access to Records. Until Netzee is dissolved in accordance with Law, Netzee shall preserve all books and records of Netzee that may relate to the Business but are not transferred by Netzee to Certegy pursuant to this Agreement. Upon the effective date of such dissolution, Netzee shall provide Certegy a reasonable opportunity to obtain copies, at Certegy's sole expense, of any of such books and records, after which time Netzee shall have no further obligation under this Agreement to preserve such books and records. In addition to the foregoing, from and after the Closing until the effective date of Netzee's dissolution, Netzee shall afford Certegy and its counsel, accountants and other authorized agents and representatives, during normal business hours, reasonable access to the books, records and other data relating to the Purchased Assets, the Assumed Liabilities, the Transferred Employees and the Excluded Liabilities in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party: (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person, or its Affiliates, and (b) for the preparation of Tax Returns and audits.

          8.9  Insurance. Effective 11:59 p.m. (Eastern Standard Time) on the Closing Date, the Business shall cease to be insured by Netzee or its Affiliates' insurance policies; provided, however, that with respect to insurance coverage written on an "occurrence basis", to the extent that the Business was insured under such policies, Certegy shall, with respect to the Business, have rights under such policies to the extent the events giving rise as a claim under such policies occurred prior to 12:00 midnight (Eastern standard time) on the Closing Date. Netzee agrees to cooperate with Certegy in making claims under Netzee's insurance policies in connection with insurable events that occurred prior to 12:00 midnight (Eastern Standard Time) on the Closing Date, and shall remit any associated recoveries promptly to Certegy. Subject to Section 10 regarding indemnification, with respect to events or circumstances covered by insurance coverage written on an "occurrence basis," Netzee and its Affiliates will have no liability for occurrences that take place on and after 12:00 midnight (Eastern Standard Time) on the day following the Closing Date. With respect to events or circumstances covered by insurance coverage written on a "claims made basis," Netzee and its Affiliates will have no liability for claims made after 11:59 p.m. on the Closing Date.

          8.10 Exclusivity. From the Effective Date until the Closing, Netzee will not (and shall cause its agents and Affiliates not to), directly or indirectly: (a) sell or agree to sell, or solicit any proposal from, or initiate or engage in discussions or negotiations with, any Person or group of Persons other than Certegy and its Affiliates and representatives, concerning any proposal to acquire, directly or indirectly, and through an asset or stock acquisition, merger or other structure, all or substantially all of the assets of Netzee or the Business; (b) provide confidential information concerning the Business or the Purchased Assets to any such person or group for use in the evaluation of a potential acquisition of any of the Purchased Assets; or (c) otherwise cooperate in any way with, assist, participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Netzee will promptly provide Certegy written notice of Netzee's receipt of any proposal described in subpart (a) above.

          8.11 Covenant Not to Compete. For a period of five (5) years after the Closing Date Netzee covenants and agrees that it will not directly or indirectly (including by licensing or other partial right transfers): (i) induce or influence any Person to terminate a relationship with Certegy or one of its Affiliates; or (ii) engage or participate in, acquire, manage, operate, control or participate in the management, operation or control of, either alone or jointly with any corporation, partnership, joint venture or other business organization or Person that: (a) provides any service that competes with the products and services currently offered by the Business; or (b) solicits to hire or hires any Transferred Employee or other person employed by Certegy, or any of its Affiliates, subsequent to Closing. The parties agree that the restrictive covenants contained in this subsection are reasonable under the circumstances and further agree that these covenants should be interpreted so as to be effective and valid under applicable Law. If any one or more of the provisions contained in this subsection shall be held excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable Law. For purposes of this subsection, the terms "Netzee" and "Certegy" shall include their respective successors and assigns.

          8.12 Equitable Remedies. Netzee and Certegy each acknowledge that any breach or threatened breach of the provisions of either of Subsections 8.10 or 8.11 will cause irreparable injury for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, Certegy or Netzee, as applicable, shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond restraining the applicable party from committing such breach or threatened breach.

          8.13 Intellectual Property. If Netzee or any Person owned or controlled by it, owns or shall at any time acquire any Assigned IP, such party shall promptly cause such Assigned IP to be immediately transferred to Certegy. Such party shall transfer that property for no additional consideration and through the execution and delivery of such instruments and documents as Certegy reasonably requests.

          8.14 Endorsement of Checks. Following the Closing, Netzee authorizes Certegy to endorse for deposit in its name, and collect for Certegy's account, any checks received in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Purchased Assets. In the event any payments due Certegy are received by Netzee, Netzee will promptly turn same over to Certegy.

          8.15 Meeting of Shareholders.

            (a)  Proxy Statement. As soon as practicable following the execution of this Agreement, Netzee shall prepare and file with the Securities and Exchange Commission ("SEC") a proxy statement in preliminary form relating to the Shareholders' Meeting (as defined in Subsection 8.15(b)) (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement"). Netzee shall use best efforts to respond to all SEC comments with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as practicable and to cause the definitive Proxy Statement to be mailed to Netzee's shareholders at the earliest practicable date. Netzee shall notify Certegy of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Certegy promptly copies of all correspondence between Netzee or any representative of Netzee and the SEC with respect thereto. Netzee shall give Certegy and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Certegy and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Netzee shall use its reasonable best efforts, after consultation with Certegy, to respond promptly to all such comments of and requests by the SEC.

            (b)  Meeting of Shareholders. As soon as practicable following the execution of this Agreement, Netzee will take all action necessary in accordance with applicable Law and its Articles of Incorporation and Bylaws to: (i) hold a meeting of its shareholders ("Shareholders' Meeting") to be held as soon as reasonably practicable after the execution of this Agreement to consider adoption and approval of: (A) this Agreement; (B) approval of the transactions contemplated hereby and thereby; and (C) a plan of liquidation and dissolution as set forth in Schedule 8.15(b); (ii) seek to cause the Board of Directors of Netzee to recommend, in accordance with applicable Law, that the shareholders of Netzee approve and adopt this Agreement and the transactions contemplated hereby; (iii) include the recommendation of the Board of Directors in the Proxy Statement; and (iv) use its reasonable best efforts to obtain such approval and adoption by the shareholders.

          8.16 Filings; Other Actions.

            (a)  Subject to applicable Laws relating to the exchange of information, Certegy and Netzee shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Certegy or Netzee, as the case may be, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Operative Agreements. In exercising the foregoing right, each of Netzee and Certegy shall act reasonably and as promptly as practicable.

            (b)  Netzee and Certegy each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Certegy, Netzee or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Operative Agreements.

          8.17 Use of Proceeds. Netzee shall distribute the Closing Cash Payment, which shall be deposited at Closing as provided in Section 5.3(i) and in the manner provided on Schedule 8.15(b).

        9.    Conditions to Closing.

          9.1  Conditions to Obligations of Certegy. The obligations of Certegy to consummate the transactions contemplated by this Agreement and the Operative Agreements are subject to the satisfaction or fulfillment at or prior to Closing of the following conditions, any of which may be waived in whole or in part by Certegy in writing: (i) all representations and warranties of Netzee contained in this Agreement or the Operative Agreements being true and correct in all material respects at and as of the Closing; (ii) Netzee performing and complying in all material respects with all the covenants, obligations and agreements required by this Agreement to be performed or complied with at or prior to the Closing, except that representations and warranties that are confined to a specific date shall speak only as of such date; (iii) no Material Adverse Change having occurred, and no event having occurred that could reasonably be expected to result in a Material Adverse Change; (iv) receipt of any requisite governmental or regulatory approval (or written waiver thereof), and there being no Law or injunction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement or the Operative Agreements; (v) Netzee executing and delivering to Certegy such bills of sale, leases, assignments and other instruments of transfer as Certegy may reasonably require to transfer title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances; (vi) Netzee delivering to Certegy an officer's certificate in a form mutually agreeable to the parties, duly executed by an authorized officer of Netzee, that certifies that the conditions set forth in Subsections 9.1(i) and 9.1(ii) are fully satisfied as of Closing; (vii) Netzee delivering to Certegy a secretary's or assistant secretary's certificate, duly executed by such authorized officer, with corporate and authority documents attached as exhibits to each certificate; (viii) Certegy having received a fully executed Bill of Sale and Assignment from Netzee in a form mutually acceptable to the parties; (ix) the receipt by Certegy of an opinion from Netzee's legal counsel, dated the date of Closing, covering such matters as are reasonable and customary for similar transactions and in a form mutually acceptable to the parties; (x) the waivers, consents and approvals set forth on Schedule 6.3 shall have been obtained and delivered, each on terms reasonably satisfactory to Certegy; (xi) Certegy receiving releases of the Encumbrances on the Purchased Assets, other than Permitted Encumbrances, all in a form reasonably satisfactory to Certegy; (xii) the applicable landlords having executed consents, in a form reasonably acceptable to Certegy, to the assignment of the Real Property Leases identified on Schedule 4.1(a)(vi) from Netzee to Certegy or its designate; (xiii) Intercept, Inc. executing an agreement to market, promote and otherwise distribute the electronic banking and related services offered by Certegy and its Affiliates, in a form mutually acceptable to the parties; (xiv) Netzee having received the requisite shareholder approval of: (A) this Agreement; (B) the transactions contemplated by this Agreement and the Operative Agreements; and (C) a plan of liquidation and dissolution as set forth on Schedule 8.16(b); (xv) Certegy having received general releases in a form reasonably acceptable to the parties from: (A) those executive officers of Netzee who are also shareholders of Netzee; (B) InterCept, Inc.; (C) John H. Harland Company; and (D) the holder of all shares of Netzee's Series B Convertible Preferred Stock; (xvi) Certegy receiving the Accounts Receivable

  Certificate as referred to and defined in Subsection 4.3(b); (xvii) all actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement, and all other legal matters required for such transactions, shall have been reasonably satisfactory to Certegy prior to Closing; (xviii) the assignment by Netzee of the Client Contracts to Certegy coupled with receipt of the requisite consent from all clients who have the ability to object to such assignment; (xix) the execution of the Indemnity Escrow Agreement, in a form reasonably acceptable to Certegy, by all parties thereto; (xx) Netzee's reasonable efforts to obtain, at Certegy's expense, a Supplemental Extended Reporting Period clause in its existing Errors and Omissions/Professional Liability insurance policy; (xxi) Netzee's reasonable efforts to obtain, at Certegy's expense, the addition of Certegy and its Affiliates as "additional insureds" on all Business Insurance Policies for all claims arising out of events that occurred in advance of Closing; (xxii) the assignment (or termination) by John H. Harland Company to Certegy or one of its Affiliates, on substantially the same terms, of the equipment leases identified in Schedule 6.19 combined with advance written consent to such assignment by Dell Computer Corporation; and (xxiii) Certegy's receipt of written acknowledgements, in a form substantially the same as the form previously provided to Certegy, from Bruce Gall, John H. Harland Company and Intercept, Inc. of the satisfaction of all conditions to their consents described in Schedule 6.3.

          9.2  Conditions to Obligations of Netzee. The obligations of Netzee to consummate the transactions contemplated by this Agreement and the Operative Agreements are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Netzee in writing: (i) all representations and warranties of Certegy contained in this Agreement or the Operative Agreements being true and correct in all material respects at and as of the Closing; (ii) Certegy performing and complying in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing; (iii) there being no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement; (iv) Certegy having paid Netzee the Cash Payment by wire transfer of immediately available funds to an account designated in writing by Netzee at least one (1) Business Day prior to the Closing Date; (v) Certegy having executed and delivered to Netzee instruments of assumption, in a form mutually acceptable to both parties and reasonably required to effect such assumption, pursuant to which Certegy shall assume the Assumed Liabilities, together with such other certificates, instruments and agreements as may be reasonably required in order to effect such assumption; (vi) Certegy delivering to Netzee an officer's certificate, duly executed by an authorized officer of Certegy, that certifies that the conditions set forth in Subsections 9.2(i) and 9.2 (ii) are fully satisfied; (vii) Netzee having received an opinion from Certegy's legal counsel in a form mutually acceptable to the parties; (viii) Certegy delivering to Netzee a secretary's or assistant secretary's certificate, duly executed by such authorized officer, with corporate and authority documents attached as exhibits to each certificate; (ix) Netzee having received the requisite shareholder approval of: (A) this Agreement; (B) the transactions contemplated by this Agreement and the Operative Agreements; and (C) a plan of liquidation and dissolution as set forth on Schedule 8.16(b); (x) receipt of any requisite governmental or regulatory approval (or written waiver thereof), and there being no Law or injunction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement or the Operative Agreements; (xi) all actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement, and all other legal matters required for such transactions, shall have been reasonably satisfactory to counsel for Netzee prior to Closing; and (xii) the execution of the Indemnity Escrow Agreement, in a form reasonably acceptable to Netzee, by all parties thereto.

        10.  Indemnification.

          10.1 Survival. The representations, warranties and covenants contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing and any investigation made by Certegy or Netzee for a period of one hundred eighty (180) days following the Closing Date. No action for a breach or inaccuracy of the representations and warranties made or deemed made in this Agreement or in any certificate delivered pursuant to this Agreement shall be brought more than one hundred eighty (180) days following the Closing Date, except for: (i) claims of which the indemnifying party has been notified by the claiming party within such one hundred eighty (180) day period; and (ii) claims for material breaches of representations and warranties of Netzee which, to the knowledge of Netzee, were inaccurate at the Closing and which were not then disclosed in writing to Certegy, which claims shall survive until the expiration of the applicable statute of limitations. It is understood that a claim may be made prior to such time as the exact amount thereof shall have been determined.

          10.2 Indemnification by Certegy. Certegy shall indemnify and hold Netzee and its Affiliates, officers, directors, employees, attorneys, agents, representatives, successors and assigns (each, a "Netzee Indemnified Party") harmless from and against all claims, losses, damages, liabilities, obligations, payments, penalties, costs and expenses of any nature (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, compromises, fines and interest relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (collectively, "Losses") arising out of or relating to: (i) any inaccuracy or breach by Certegy of a representation, warranty, covenant or agreement of Certegy contained in this Agreement, an Operative Agreement or in any certificate delivered pursuant to this Agreement; (ii) any Liability or obligation to brokers retained by for or on behalf of Certegy or its Affiliates in connection with the transactions contemplated by this Agreement; (iii) the Assumed Liabilities to the extent the indemnified claim arose out of actions that occurred after the Closing; and (iv) the ownership or operation of the Purchased Assets or the Business after the Closing Date in all respects other than the Excluded Liabilities.

          10.3 Indemnification by Netzee. Netzee shall indemnify and hold Certegy and its Affiliates, officers, directors, employees, attorneys, agents, representatives, successors and assigns (each, a "Certegy Indemnified Party") harmless against all Losses arising out of or related to: (i) any inaccuracy or breach by Netzee of a representation, warranty, covenant or agreement of Netzee contained in this Agreement, an Operative Agreement or in any certificate delivered pursuant to this Agreement; (ii) any Liability or obligation to brokers retained by for or on behalf of Netzee or its Affiliates in connection with the transactions contemplated by this Agreement; (iii) the Excluded Liabilities (regardless of whether information relating such Excluded Liabilities is set forth on a schedule); (iv) the ownership or operation of the Purchased Assets or the Business prior the Closing Date in all respects other than the Assumed Liabilities; (v) any voluntary or involuntary bankruptcy or insolvency proceeding of which Netzee is the subject; (vi) any third party challenges to the transactions contemplated by this Agreement or the Operative Agreements as being part of a fraudulent conveyance; and (vii) the Closing Date Accounts Receivable being less than eight hundred thousand dollars ($800,000.00).

          10.4 Claims. A party entitled to indemnification under this Agreement with respect to any claim ("Indemnified Party") will give the party required to provide such indemnification ("Indemnifying Party") prompt written notice of any legal proceeding, claim or demand (in each case, a "Claim") with respect to which the Indemnified Party is entitled to indemnification. The Indemnifying Party shall have the right, by giving notice to the Indemnified Party within ten (10) days after receipt of notice from the Indemnified Party of a Claim stating that the Indemnifying Party is responsible for such Claim, at its expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifying Party and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party and selected by the Indemnifying Party; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that Certegy, at any time when it believes in good faith that any Claim with respect to which Netzee is defending, is having a Material Adverse Change on the assets, affairs, condition (financial or otherwise) or prospects of Certegy, or upon the Business or the Purchased Assets, or could adversely affect or detract from the value of the Purchased Assets or the Business, may assume the defense and settlement of such Claim in good faith, with counsel of its choice, at it expense; and provided further, that the Indemnifying Party may not enter into a settlement of any Claim without the consent of the Indemnified Party unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified. The parties will cooperate fully with each other in connection with the defense, negotiation and/or settlement of each Claim.

          10.5 Limitations. Absent fraud, the cumulative indemnification obligation of either party with respect to any Losses or Claims shall not exceed the Indemnity Escrow Amount. In the absence of fraud, and except for non-monetary equitable relief, if the Closing occurs, indemnification pursuant to the provisions of this Section 10 shall be the sole and exclusive remedy of the parties for any breach of any representation or warranty contained in this Agreement.

          10.6 Treatment of Indemnity Benefits. All payments made by Netzee or Certegy, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

        11.  Termination.

          11.1 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of Netzee and Certegy; (ii) by either Netzee or Certegy if the Closing has not occurred on or prior to 5:00 p.m., Eastern Standard Time, on January 15, 2003 ("Termination Date"); provided, however, that the right to terminate this Agreement under this Subsection 11.1(ii) shall not be available to a party whose action or inaction has resulted in a willful and material breach of this Agreement; (iii) by either Netzee or Certegy if any Governmental Authority issues a final and non-appealable Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, the party seeking to so terminate has exercised commercially reasonable efforts to oppose any such Governmental Order or to have the Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement; (iv) by Certegy, if Netzee materially breaches any representation, warranty, covenant or other agreement to be performed by it contained in this Agreement or an Operative Agreement, and such breach is incapable of being cured or is not cured within ten (10) days after Netzee's receipt of written notice from Certegy; (v) by Netzee, if Certegy materially breaches any representation, warranty, covenant or other agreement contained in this Agreement or an Operative Agreement, and such breach is incapable of being cured or is not cured within ten (10) days after Certegy's receipt of written notice from Netzee; (vi) by Certegy or Netzee if shareholder approval of the matters specified in Subsection 8.15(b) shall not have been obtained at the Shareholders Meeting; (vii) by Certegy if the satisfaction of any condition to the obligations of Certegy set forth in Subsection 9.1 becomes impossible; or (viii) by Netzee if the satisfaction of any condition to the obligations of Netzee set forth in Subsection 9.2 becomes impossible.

          11.2 Procedure and Effect of Termination. If either party terminates this Agreement pursuant to Subsection 11.1, this Agreement, other than the obligations of the parties under Subsections 8.3 (Confidentiality), 8.5 (Publicity), 8.6 (Transaction Costs), Subsection 11.2 (Procedure and Effect of Termination), and Section 12 (Miscellaneous) (each of which shall survive termination), shall forthwith become void and have no effect, without any liability on the part of any terminating party or its officers, directors or shareholders. In the event of termination of this Agreement pursuant to Subsection 11.1, written notice of the termination must be given by the terminating party at least three (3) Business Days prior to the date of termination. If this Agreement is properly terminated, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

        12.  Miscellaneous.

          12.1 Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by Netzee or Certegy without the prior written consent of the other party, and any purported assignment or delegation shall be null and void except that, without Netzee's consent, Certegy may assign this Agreement to a wholly-owned Subsidiary of Certegy Inc.

          12.2 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of Georgia, without giving effect to any choice of law or conflicts of Law provision or rule that would cause the application of the Laws of a jurisdiction other than Georgia. The prevailing party in any action arising out of this Agreement shall be entitled to the recovery of its reasonable attorney's fees, costs and expenses. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OPERATIVE AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANOTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND MAKES IT VOLUNTARILY.

          12.3 Waiver. No party shall be deemed to have waived any of its rights under this Agreement without agreeing to do so in writing. No waiver of a breach of this Agreement shall constitute a waiver of any prior or subsequent breach of this Agreement. No delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise or the exercise of any other right, power or privilege. Whenever this Agreement requires or permits consent by or on behalf of a party, that consent must be given in writing in a manner consistent with the requirements for a waiver as set forth in this subsection.

          12.4 Force Majeure. No party shall be liable for any loss or damage due to causes beyond its control, including earthquake, war, fire, flood, power failure, terrorist acts, acts of God or other catastrophes.

          12.5 Headings; Construction. The headings that appear in this Agreement are inserted for convenience only and shall not limit or extend its scope. Each of the agreements and covenants contained in this Agreement are in addition to any other similar agreement or covenant contained in any other document entered into in connection with this Agreement, and do not limit the applicability of such other agreement or covenant.

          12.6 Entire Agreement. This Agreement, together with the Nondisclosure Agreements, constitutes the entire understanding of the parties with respect to its subject matter, and all prior agreements, understandings and representations relating to the subject matter of this Agreement are canceled in their entirety. The exhibits, schedules and Operative Agreements are incorporated by reference into and made a part of this Agreement for all purposes.

          12.7 Neutral Construction. The parties agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the parties' negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. This Agreement shall be construed equally against the parties regardless of who is more responsible for its preparation.

          12.8 Severability. If there is a conflict between any part of this Agreement and any present or future Law, this Agreement shall be curtailed only to the extent necessary to bring it within the requirements of that Law, and the remainder of this Agreement shall remain in full force and effect.

          12.9 Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered personally (with written receipt) by hand delivery, a reputable overnight courier, by facsimile or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or to the attention of such other Person or at such other address as any party may provide to the other party by notice in accordance with this subsection):

      if to Certegy, to:

      Certegy E-Banking Services, Inc.
      Attention: Law Department
      11601 Roosevelt Boulevard
      St. Petersburg, Florida 33717-2202
      Facsimile: (727) 556-9196

      with a copy (which shall not constitute notice) to:

      Kilpatrick Stockton L.L.P.
      1100 Peachtree Street, Suite 2800
      Atlanta, Georgia 30309
      Attention: Greg Cinnamon

      if to Netzee, to:

      Netzee, Inc.
      Attention: Donny R. Jackson, Chief Executive Officer
      6190 Powers Ferry Road
      Powers Ferry Landing East, Suite 400
      Atlanta, Georgia 30339
      Facsimile: (770) 850-0400

      with a copy (which shall not constitute notice) to:

      Sutherland Asbill & Brennan LLP
      999 Peachtree Street, N.E., Suite 2300
      Atlanta, Georgia 30309
      Attention: Mark D. Kaufman
      Facsimile: (404) 853-8806

  Any such notice or communications shall be deemed to have been given (i) on the date of delivery, if by hand delivery, (ii) as of the next business day after the date actually sent via overnight courier, (iii) five days after it is mailed, or (iv) upon the sender's telephonic confirmation of receipt by the recipient if sent via facsimile.

          12.10 Time is of the Essence. Time is of the essence with respect to the obligations of the parties under this Agreement.

          12.11 No Third Party Beneficiary. This Agreement is made for the sole benefit of the parties and their respective successors, executors and permitted assigns, and nothing contained in this Agreement, express or implied, is intended to or shall confer any third-party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever upon any Person who is not a party (except to the extent that any Affiliates of Netzee or Certegy are expressly identified in this Agreement).

          12.12 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties, including by facsimile, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

          12.13 Amendment. This Agreement may only be modified by written agreement of the parties.

          12.14 No Successor Liability. It is expressly understood that the parties intend that Certegy shall not be considered a successor to Netzee or any of its Affiliates by reason of any theory of law or equity, and that Certegy shall have no Liability except as otherwise provided in this Agreement for any obligation or liability of Netzee or any of its Affiliates.

          12.15 Specific Performance. The parties acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event either party either violates or fails or refuses to perform any covenant herein, the other party will be without adequate remedy at law. Therefore, in the event that any party violates, fails or refuses to perform any covenant or agreement made by it herein, the other parties, so long as they are not in breach hereof, may, in addition to the remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

DOWN ACQUISITION CORPORATION
By:	/s/ JERRY HINES Jerry Hines President
NETZEE, INC.
By:	/s/ DONNY R. JACKSON Donny R. Jackson Chief Executive Officer

Exhibit A
Netzee Wire Instructions

Wire funds to:

Bank of America
Atlanta, Georgia
Netzee, Inc. Master Account
ABA #061000052
Acct #003268116953

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